Exhibit 99.1

PRESS RELEASE

APRIL 7, 2009

SAUER-DANFOSS INC. ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

•                  Jesper V. Christensen to become Chief Financial Officer effective May 1, 2009

•                  Karl J. Schmidt Announces Resignation

CHICAGO, Illinois, USA, April 7, 2009 – Sauer-Danfoss Inc. (NYSE: SHS) today announced that Jesper V. Christensen has been appointed Executive Vice President & Chief Financial Officer, effective May 1, 2009.  Christensen succeeds Karl J. Schmidt, who today announced his resignation as Executive Vice President and Chief Financial Officer.  Mr. Schmidt will remain with Sauer-Danfoss until April 30, 2009, at which time he will leave the Company to pursue other business interests.

Christensen, age 39, has been Vice President, Finance, IT & HR of the Danfoss Motion Controls Division since 2007. Danfoss A/S is a $5 billion global industrial company and a majority owner of Sauer-Danfoss.

Sven Ruder, President and Chief Executive Officer, welcomed Mr. Christensen to the Sauer-Danfoss organization.  “I have worked with Jesper for eight years.  He brings strong interpersonal and leadership skills and a successful career in finance, IT, Business Services and HR to our Company.  Jesper will be a valuable addition to our Executive Office.”

Mr. Christensen will be responsible for Finance, Accounting, Legal, Investor Relations, and Information Technology functions and will be based in Neumünster, Germany.

Karl Schmidt has been Chief Financial Officer of Sauer-Danfoss since January, 2002.

Executive Offices: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

“On behalf of the Sauer-Danfoss organization, I would like to thank Karl for his contributions to the Company during the past seven years, and wish him the very best in his future endeavors,” commented Ruder.

During the next month, Mr. Schmidt and Mr. Christensen will work closely together to ensure a smooth leadership transition.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components for use primarily in applications of mobile equipment.  Sauer-Danfoss had revenues of $2.1 billion in 2008 and has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois, USA.

More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com